Exhibit 99.1

OceanTech Acquisitions I Corp. Announces Pricing of

$100.0 Million Initial Public Offering

New York, NY. – May 27, 2021 (Business Wire) – OceanTech Acquisitions I Corp. (Nasdaq: OTECU) (“OceanTech” or the “Company”) today announced the pricing of its initial public offering of 10,000,000 units at a price of $10.00 per unit. The units are expected to be listed on The Nasdaq Capital Market (“Nasdaq”) and trade under the ticker symbol “OTECU” beginning May 28, 2021. Each unit consists of one share of Class A common stock and one redeemable warrant. Each warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the shares of Class A common stock and warrants are expected to be traded on the Nasdaq under the symbols “OTEC” and “OTECW,” respectively.

Maxim Group LLC is acting as sole book-running manager for the offering.

The Company has granted the underwriters a 45-day option to purchase up to 1,500,000 additional units at the initial public offering price to cover over-allotments, if any. The offering is expected to close on June 2, 2021, subject to customary closing conditions.

A registration statement relating to the securities was declared effective by the SEC on May 27, 2021. The offering is being made only by means of a prospectus, copies of which may be obtained by contacting Maxim Group LLC, 405 Lexington Avenue, New York, New York 10174. Copies of the registration statement can be accessed through the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About OceanTech Acquisitions I Corp.

OceanTech Acquisitions I Corp. is a newly organized blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While it may pursue an initial business combination target in any business, industry or geographical location, it intends to focus its search on target businesses in the leisure marine, yachting and superyachting industries, and with enterprise values of approximately $250 million to $1.0 billion. The Company is sponsored by OceanTech Acquisitions I Sponsors LLC, an affiliate of investor and entrepreneur Joseph Adir.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Relations Contact

Lena Cati

The Equity Group Inc.

(212) 836-9611

lcati@equityny.com